                                                                 Exhibit (h)(10)

                                   SCHEDULE B
                                     TO THE
                         SHAREHOLDER SERVICES AGREEMENT


Name of Fund
------------

Boston Trust Balanced Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust Small Cap Fund

Walden Social Balanced Fund

Walden Social Equity Fund

Walden Small Cap Innovations Fund





As Amended: August 13, 2008